Exhibit 10.8

GUARANTY

This Guaranty (this “Guaranty”) is made by ZP HOLDINGS, INC., a Delaware corporation (“Guarantor”), in favor of BMR-34790 Ardentech Court LP, a Delaware limited partnership (“Obligee,” f.k.a. BMR-34790 Ardentech Court LLC), as of April 1, 2012. All capitalized terms used but not otherwise defined herein shall have the meanings given them in that certain Lease dated as of May 1, 2007, as amended by that certain First Amendment to Lease dated as of June 20, 2008, that certain Second Amendment to Lease dated as of October 16, 2008, that certain Third Amendment to Lease dated as of April 29, 2011, that certain Fourth Amendment to Lease dated as of July 31, 2011, and that certain Fifth Amendment to Lease dated on or about the date hereof (the “Fifth Amendment” and, collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), by and between Obligee and Zosano Pharma, Inc., a Delaware corporation (“Obligor,” as successor in interest to The Macroflux Corporation.

RECITALS

A. WHEREAS, Obligor is a wholly-owned subsidiary of Guarantor;

B. WHEREAS, Obligor is in default under the Lease and under that certain Amended and Restated Convertible Unsecured Promissory Note dated as of July 31, 2011 (the “Note”);

C. WHEREAS, Landlord and Obligor are entering into the Fifth Amendment and other documentation in order to, among other things, settle such defaults and cancel the Note; and

D. WHEREAS, as a material inducement to Obligee to enter into the Fifth Amendment with Obligor, Guarantor now enters into this Guaranty in order to guaranty the payment and performance in full of Obligor’s obligations under the Lease (the “Obligations”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration (including (without limitation) the understanding that Obligee would not enter into the Fifth Amendment were it not for the delivery of this Guaranty by Guarantor), the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guarantor unconditionally, absolutely and irrevocably promises to pay and perform all of the Obligations, as and when due. This Guaranty is a continuing Guaranty of the Obligations, including any and all Obligations that are renewed, extended, compromised or restructured from time to time, it being understood, however, that this is a Guaranty of payment and performance and not of collection. This Guaranty is not conditioned or contingent upon the validity or enforceability of the Lease or the pursuit by Obligee of any remedies that it now has or may hereafter have with respect thereto. This Guaranty shall remain effective until the Obligations have been fully paid, performed and discharged and the Obligee has given written notice of that fact to Guarantor; provided, however, that if all or any portion of the Obligations are paid by Obligor or performed by Obligor, then the obligations of Guarantor hereunder shall continue and remain in full force and effect with respect to such payment(s) or performance(s) if all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Obligor as a preference, fraudulent transfer or otherwise. Guarantor agrees that it is directly and primarily liable to Obligee, that its obligations hereunder are independent of the Obligations and that a separate action or actions may be brought and prosecuted against Guarantor, whether action is brought against Obligor or whether Obligor is joined in any such action or actions.

2. Guarantor hereby authorizes Obligee, without notice or demand upon Guarantor or any other person, without Guarantor’s consent and without affecting Guarantor’s liability hereunder, from time to time to:

(a) renew, compromise, extend, accept partial payments of or restructure the Obligations, or otherwise change the time for payment or the terms of any of the Obligations or any part thereof, including (without limitation) increasing or decreasing any rate of interest applicable to accrual of interest thereon;

(b) waive, amend, rescind or modify any of the terms or provisions of the Lease or any other documents pertaining to the Obligations;

(c) settle, release, compromise, collect or otherwise liquidate the Obligations or any part thereof in any manner as Obligee may determine in its sole discretion; and

(d) assign this Guaranty and Obligee’s rights hereunder without notice in whole or in part to an assignee to whom Obligee’s rights under the Lease are assigned in accordance with the Lease.

Obligee may do any one or all of the foregoing in such a manner, upon such terms and at such times as Obligee, in its sole discretion, deems advisable, without, in any way or respect, impairing, affecting, reducing or releasing Guarantor from its undertakings hereunder, and Guarantor hereby consents to each and all of the foregoing acts, events and occurrences.

3. Guarantor further irrevocably and unconditionally waives each of the following:

(a) Any of Guarantor’s rights of subrogation, reimbursement, indemnification or contribution against Obligor or any other person or entity, and any other rights or defenses that are or may become available to Guarantor or any other person or entity by reason of Sections 2787-2855 (inclusive) of the California Civil Code; and

(b) Any rights or defenses that may be available by reason of any election of remedies by Obligee, including (without limitation) any such election that in any manner impairs, affects, reduces, releases, destroys or extinguishes Guarantor’s subrogation rights, rights to proceed against Obligor for reimbursement, or any other rights of Guarantor to proceed against any other person, entity or security.

4. Guarantor further irrevocably and unconditionally waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notices of acceptance of this Guaranty, diligence and notices of the existence, creation or incurrence of the obligations, and all other notices or formalities to which Guarantor otherwise might be entitled under applicable law. Further, as a condition to enforcement of this Guaranty, Obligee shall not be required to, and Guarantor hereby irrevocably and unconditionally waives any and all rights to require Obligee to, prosecute or seek to enforce any remedies against Obligor or any other person or entity liable with respect to the Obligations. This Guaranty shall not be released, modified or affected by any release of any person liable under the terms of the Lease.

5. Any and all present and future obligations of Obligor to Guarantor are hereby irrevocably and unconditionally subordinated to the full payment and performance of this Guaranty.

6. Guarantor represents and warrants that it is informed of the financial condition of Obligor and of all other circumstances that a diligent inquiry would reveal and that bear upon the risk of non-payment of the Obligations. Guarantor further covenants that it shall assume full responsibility for keeping itself informed with respect to Obligor’s financial condition and any other circumstances that might upon bear the risk of non-payment or non-performance of the Obligations. Obligee shall have no obligation to provide Guarantor with notice of any facts or circumstances that may now be known by Obligee, or in the future may be discovered by Obligee, that might bear upon the financial condition of Obligor or the risk of non-payment or non-performance of the Obligations.

7. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Obligor (collectively, “Obligor Insolvency Proceeding”), or any defense that Obligor may have by reason of any order, decree or decision of any court or administrative body resulting from any such case. Any payment that accrues with respect to the Obligations after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor’s obligations hereunder. In any Obligor Insolvency Proceeding, Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Obligor, or allow the claim of Obligor in respect of, any such payment accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Obligor, solely to the extent of any payment that accrues with respect to the Obligations that is due and owing but not paid by Obligor or Guarantor, Guarantor’s rights to receive in any Obligor Insolvency Proceeding any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

8. The recitals set forth above are incorporated herein in full. This Guaranty shall be enforced under the laws of the State of California. Guarantor agrees to pay all reasonable attorneys’ fees and all other reasonable costs and out-of-pocket expenses that may be incurred by Obligee in the enforcement or collection of this Guaranty and the Obligations, whether or not suit is filed. Such fees and expenses shall include reasonable fees or expenses incurred as a consequence of or in connection with a bankruptcy of Obligor or Guarantor. All amounts required to be paid to Obligee by Obligor pursuant to the provisions of the Guaranty shall bear interest from and after the date due at a rate of ten percent (10%) per annum. This Guaranty embodies the entire agreement of the parties pertaining to the subject matter hereof. This Guaranty may be amended, modified or supplemented only by a writing executed by each of the parties. The parties agree that any suit, action or proceeding arising out of or relating to this Guaranty, or the interpretation, performance or breach of this Guaranty, shall be instituted in the United States District Court for the Northern District of California or any court of the State of California located in Alameda County, and each party irrevocably submits to the jurisdiction of these courts and waives any and all objections to jurisdiction or venue that it might have under the laws of the State of California or otherwise. Time is of the essence with respect to each provision of this Guaranty. The invalidity or unenforceability of any particular provision of this Guaranty shall not affect the other provisions, and this Guaranty shall be construed in all respects as if any invalid or unenforceable provision were omitted. Each party agrees to perform any and all further acts and to execute and deliver any and all further documents that may be reasonably necessary or requested to effect the provisions of this Guaranty. This Guaranty shall be binding upon Guarantor and Guarantor’s successors and assigns, and shall inure to the benefit of and be enforceable by Obligor and its successors, endorsees and assigns.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR:

ZP HOLDINGS, INC., a Delaware corporation

By:	/s/ Vikram Lamba
Name:
Its:

Acknowledged and agreed:

BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Its:	VP, Real Estate Counsel

SIGNATURE PAGE TO GUARANTY